Exhibit 99.3

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of Osmotica Pharmaceuticals plc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Osmotica Pharmaceuticals plc (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

The Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations, has a working capital deficiency, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2019.

Iselin, New Jersey

March 30, 2021

except for Note 3, as to which the date is September 8, 2021, and except for the effects of the discontinued operations described in Note 4, as to which the date is September 8, 2021

OSMOTICA PHARMACEUTICALS PLC

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31, 2020	December 31, 2019

Assets
Current assets:
Cash and cash equivalents	$114,053	$95,865
Trade accounts receivable, net	3,149	794
Inventories, net	1,831	395
Prepaid expenses and other current assets	12,592	8,772
Assets held for sale	41,529	66,804
Total current assets	173,154	172,630
Property, plant and equipment, net	2,391	2,049
Operating lease assets	1,953	3,916
Intangibles, net	35,090	64,000
Goodwill	55,847	55,847
Other non-current assets	373	563
Assets held for sale	102,141	164,250
Total assets	$370,949	$463,255
Liabilities and Shareholders' Equity
Current liabilities:
Trade accounts payable	$3,128	$1,487
Accrued liabilities	16,951	17,637
Current portion of obligation under finance leases	20	26
Current portion of lease liability	1,199	1,803
Income taxes payable - current portion	2	—
Liabilities held for sale	34,484	54,984
Total current liabilities	55,784	75,937
Long-term debt, net of non-current deferred financing costs	219,525	267,950
Long-term portion of obligation under finance leases	—	20
Long-term portion of lease liability	871	2,293
Deferred taxes	345	1,500
Liabilities held for sale	568	847
Total liabilities	277,093	348,547
Commitments and contingencies (See Note 16)
Shareholders' equity:
Ordinary shares ($0.01 nominal value 400,000,000 shares authorized, 62,545,832 and 51,845,742 shares issued and outstanding at December 31, 2020 and December 31, 2019, respectively)	625	518
Preferred shares ($0.01 nominal value 40,000,000 shares authorized, no shares issued and outstanding)	—	—
Euro deferred shares (€1.00 nominal value 25,000 shares authorized, no shares issued and outstanding)	—	—
Additional paid in capital	548,070	489,440
Accumulated deficit	(452,610)	(373,021)
Accumulated other comprehensive loss	(2,229)	(2,229)
Total shareholders' equity	93,856	114,708
Total liabilities and shareholders' equity	$370,949	$463,255

See accompanying notes to consolidated financial statements.

OSMOTICA PHARMACEUTICALS PLC

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

	Year Ended December 31,
	2020	2019

Net product sales	$1,942	$439
Royalty revenue	820	763
Licensing revenue	25,000	—
Total revenues	27,762	1,202
Cost of goods sold	3,293	3,122
Gross profit	24,469	(1,920)
Selling, general and administrative expenses	72,824	84,728
Research and development expenses	13,387	23,380
Impairment of intangibles	28,910	17,730
Total operating expenses	115,121	125,838
Operating loss	(90,652)	(127,758)
Interest expense and amortization of debt discount	4,095	6,014
Other non-operating (gain) loss	48	(995)
Total other non-operating expense	4,143	5,019
Loss before income taxes	(94,795)	(132,777)
Income tax benefit	(5,782)	(26,226)
Loss from continuing operations	(89,013)	(106,551)
Income (loss) from discontinued operations before income tax expense	10,508	(165,245)
Income tax expense (benefit) - discontinued operations	1,084	(895)
Income (loss) from discontinued operations, net of tax	9,424	(164,350)
Net and other comprehensive loss	$(79,589)	$(270,901)
Other comprehensive loss, net
Change in foreign currency translation adjustments	—	(383)
Comprehensive loss	$(79,589)	$(271,284)
(Loss) income per share attributable to shareholders:
Basic and Diluted, continuing operations	$(1.47)	$(2.43)
Basic and Diluted, discontinued operations	0.16	(2.75)
Basic and Diluted loss per share	$(1.31)	$(5.17)
Weighted average shares basic and diluted:
Basic and Diluted	60,652,999	52,367,444

See accompanying notes to consolidated financial statements.

OSMOTICA PHARMACEUTICALS PLC

Consolidated Statements of Changes in Shareholders’ Equity/Partners’ Capital

(In thousands, except share data)

					Accumulated
					other
	Ordinary shares		Additional	Accumulated	comprehensive
	Shares	Amount	paid in capital	deficit	loss	Total
Balance at January 1, 2019	52,518,924	$525	$487,288	$(102,120)	$(1,846)	$383,847
Repurchase of ordinary shares	(673,182)	(7)	(2,780)	—	—	(2,787)
Share compensation	—	—	4,932	—	—	4,932
Net loss	—	—	—	(270,901)		(270,901)
Change in foreign currency translation	—	—	—	—	(383)	(383)
Balance at December 31, 2019	51,845,742	518	489,440	(373,021)	(2,229)	114,708
Repurchase of ordinary shares	(1,435,725)	(15)	(8,086)	—	—	(8,101)
Proceeds from issuance of ordinary shares, net of offering costs	11,900,000	119	62,321	—	—	62,440
Payments for taxes relatd to the net share settlement of equity awards	—	—	(749)	—	—	(749)
Share compensation	235,815	3	5,144	—	—	5,147
Net loss	—	—	—	(79,589)	—	(79,589)
Balance at December 31, 2020	62,545,832	$625	$548,070	$(452,610)	$(2,229)	$93,856

See accompanying notes to consolidated financial statements.

OSMOTICA PHARMACEUTICALS PLC

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net loss from continuing operations	$(89,013)	$(106,551)
Net income (loss) from discontinued operations	9,424	(164,350)
Net loss	(79,589)	(270,901)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,026	57,015
Share compensation	4,925	4,932
Impairment of intangibles	72,183	283,747
Deferred income tax benefit	(1,156)	(26,794)
Loss on sale of fixed and leased assets	287	173
Bad debt provision	6	(164)
Amortization of deferred financing and loan origination fees	1,269	1,337
Write off of deferred financing fees in connection with prepayment	496	—
Change in operating assets and liabilities:
Trade accounts receivable, net	17,496	12,674
Inventories, net	3,371	3,078
Prepaid expenses and other current assets	(3,209)	9,177
Trade accounts payable	(1,723)	(16,375)
Accrued and other current liabilities	(17,792)	(24,332)
Net cash provided by operating activities	17,590	33,567
Cash Flows from Investing Activities:
Proceeds from sale of fixed and leased assets	50	17
Payments on disposal of leased assets	(214)	(74)
Purchase of property, plant and equipment	(2,920)	(3,963)
Net cash used in investing activities	(3,084)	(4,020)
Cash flows from Financing Activities:
Payments on finance lease obligations	(127)	(130)
Proceeds from public offering, net of issuance costs	62,440	—
Proceeds from purchases of stock under ESPP	219	—
Debt repayment	(50,000)	—
Repurchases of ordinary shares	(8,101)	(2,787)
Payments for taxes related to net share settlement of equity awards	(749)	—
Proceeds from insurance financing loan	—	1,314
Repayment of insurance financing loan	—	(3,088)
Net cash provided by (used in) financing activities	3,682	(4,691)
Net change in cash and cash equivalents -continuing operations	18,188	24,856
Effect on cash of changes in exchange rate	—	175
Cash and cash equivalents, beginning of period	95,865	70,834
Cash and cash equivalents, end of period	$114,053	$95,865
Supplemental disclosure of cash and non-cash transactions:
Cash paid for interest	$14,745	$15,181
Cash paid for taxes	$2,044	$1,290

See accompanying notes to consolidated financial statements.

OSMOTICA PHARMACEUTICALS PLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Organization and Nature of Operations

Osmotica Pharmaceuticals plc, an Irish public limited company (the “Company”), together with its subsidiaries, is a specialty pharmaceutical company focused on the development and commercialization of products that target markets with underserved patient populations. In July 2020, the Company received regulatory approval from the FDA for RVL-1201, or Upneeq, (oxymetazoline hydrocholoride ophthalmic solution, 0.1%), for the treatment of acquired blepharoptosis, or droopy eyelid, in adults. Upneeq was commercially launched September 2020 to a limited number of eye care professionals with commercialization operations expanded in 2021 among ophthalmology, optometry and oculoplastic specialties.

On June 24, 2021, the Company entered into an agreement for the divestiture of the Company’s portfolio of branded and non-promoted products and its Marietta, Georgia manufacturing facility (the “Legacy Business”) to certain affiliates of Alora Pharmaceuticals, or Alora, for total consideration of approximately $111 million subject to certain customary post- closing adjustments, and up to $60 million in contingent milestone payments. The divestiture of the Legacy Business closed on August 27, 2021. Pursuant to the agreement the Company retained the rights to Upneeq and to arbaclofen extended release tablets which is under development for the treatment of spasticity in multiple sclerosis. Following the divestiture of the Legacy Business the primary focus of the Company is on the commercialization and development of specialty pharmaceuticals in the ocular and aesthetics therapeutic areas.

With the divestiture of the Legacy Business the Company’s commercial operations will be conducted by its wholly-owned subsidiaries, RVL Pharmaceuticals, Inc. and RVL Pharmacy, LLC, or RVL. RVL operates pharmacy operations dedicated to the processing and fulfillment of prescriptions for Upneeq.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Significant Accounting Policies

Basis of Presentation—The accompanying consolidated financial statements included herein have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Principles of Consolidation—The accompanying consolidated financial statements include the accounts of Osmotica Pharmaceuticals plc and its wholly-owned domestic and foreign subsidiaries. All inter-company transactions and balances have been eliminated in consolidation. The Company is not involved with variable interest entities.

Discontinued Operations— Upon divestiture of a business, the Company classifies such business as a discontinued operation, if the divested business represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results. The divestiture of the Legacy Business qualifies as a discontinued operation nd therefore have been presented as such. The results of businesses that have qualified as discontinued operations have been presented as such for all reporting periods. Results of discontinued operations include all revenues and expenses directly derived from such businesses; general corporate overhead is not allocated to discontinued operations.

Use of Estimates—The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures in the condensed consolidated financial statements and accompanying notes. Management bases it estimates on historical experience and on assumptions believed to be reasonable under the circumstances. Actual results could differ materially from those estimates.

Foreign Currency Translation—The financial position and results of operations of the Company’s non-U.S. subsidiaries are generally determined using U.S. Dollars as the functional currency. Our subsidiary in Argentina is currently operating in a highly inflationary environment, as a result, we account for translation in accordance with US GAAP.

Foreign currency transaction gains and losses are included in selling, general and administrative expenses in the Company’s statements of operations.

Cash and Cash Equivalents—The Company considers all highly liquid investments with an original maturity date of three months or less to be cash equivalents.

Fair Value of Financial Instruments—The Company applies Accounting Standards Committee or ASC 820, Fair Value Measurement (“ASC 820”), which establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. ASC 820 defines fair value as an exit price, which is the price that would be received for an asset or paid to transfer a liability in the Company’s principal or most advantageous market in an orderly transaction between market participants on the measurement date. The fair value hierarchy established in ASC 820 generally requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs reflect the assumptions that market participants would use in pricing the asset or liability and are developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs reflect the entity’s own assumptions based on market data and the entity’s judgments about the assumptions that market participants would use in pricing the asset or liability and are to be developed based on the best information available in the circumstances.

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable and short and long-term debt. The fair values of these financial instruments approximate book value because of the short maturity of these instruments.

The valuation hierarchy is composed of three levels. The classification within the valuation hierarchy is based on the lowest level of input that is significant to the fair value measurement. The levels within the valuation hierarchy are described below:

Level 1 — Assets and liabilities with unadjusted, quoted prices listed on active market exchanges. Inputs to the fair value measurement are observable inputs, such as quoted prices in active markets for identical assets or liabilities.

Level 2 — Inputs to the fair value measurement are determined using prices for recently traded assets and liabilities with similar underlying terms, as well as direct or indirect observable inputs, such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 — Inputs to the fair value measurement are unobservable inputs, such as estimates, assumptions, and valuation techniques when little or no market data exists for the assets or liabilities.

Inventories—Inventories are stated at the lower of cost or net realizable value at approximate costs determined on the first-in first-out basis. The Company maintains an allowance for excess and obsolete inventory as well as inventory where the cost is in excess of its net realizable value (“NRV”) based on management’s assessments. The Company capitalizes inventory costs associated with its products prior to regulatory approval when, based on management judgement, future commercialization is considered probable and future economic benefit is expected to be realized. As of December 31, 2020 and 2019, there were no capitalized inventory costs associated with products that had not yet achieved regulatory approval. The Company assesses the regulatory approval process and where the product stands in relation to that approval process including any known constraints or impediments to approval. The Company also considers the shelf life of the product in relation to the product timeline for approval. Sample inventory utilized for promoting the Company’s products are expensed and included in cost of goods sold when the sample units are purchased or manufactured.

Property, Plant and Equipment—Property, plant and equipment is stated at cost, less accumulated depreciation. Maintenance and repairs are charged to expense when incurred. Additions and improvements that extend the economic useful life of the asset are capitalized and depreciated over the remaining useful lives of the assets. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts, and any resulting gain or loss is reflected in current earnings. Depreciation is provided using the straight-line method in amounts considered to be sufficient to amortize the cost of the assets to operations over their estimated useful lives or lease terms, as follows:

Asset category	Depreciable life
Leasehold improvements	Lesser of the useful life of the improvement or the terms of the underlying lease
Machinery	3 - 15 years
Furniture, fixtures and equipment	3 - 10 years
Computer hardware and software	3 - 12 years

Long-Lived Assets, Including Definite-Lived Intangible Assets—Intangible assets are stated at cost less accumulated amortization. Amortization is generally recorded on a straight-line basis or based on the expected pattern of cash flows over estimated useful lives ranging from 3 to 15 years. The Company periodically reviews the estimated useful lives of intangible assets and makes adjustments when events indicate that a shorter life is appropriate. Following the divestiture of the Legacy Business the Company does not have definite-lived intangible assets.

Long-lived assets, other than goodwill and other indefinite-lived intangibles, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable through the estimated undiscounted future cash flows derived from such assets.

Factors that the Company considers in deciding when to perform an impairment review include significant changes in the Company’s forecasted projections for the asset or asset group for reasons including, but not limited to, significant under-performance of a product in relation to expectations, significant changes, or planned changes in the Company’s use of the assets, significant negative industry or economic trends, and new or competing products that enter the marketplace. The impairment test is based on a comparison of the undiscounted cash flows expected to be generated from the use of the asset group. If impairment is indicated, the asset is written down by the amount by which the carrying value of the asset exceeds the related fair value of the asset with the related impairment charge recognized within the statements of operations.

The Company recorded impairment charges of $28.9 million and $17.7 million, in regard to definite-lived and indefinite-lived intangible assets for the years ended December 31, 2020 and 2019, respectively (see Note 9).

Goodwill and Indefinite Lived Intangible Assets—Goodwill, which represents the excess of purchase price over the fair value of net assets acquired, is carried at cost. Goodwill is not amortized; rather, it is subject to a periodic assessment for impairment by applying a fair value-based test. The Company is organized in one reporting unit and evaluates the goodwill for the Company as a whole. Goodwill is assessed for impairment on an annual basis as of October 1st of each year or more frequently if events or changes in circumstances indicate that the asset might be impaired. Under the authoritative guidance issued by the Financial Accounting Standards Board (the “FASB”), the Company has the option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform a quantitative goodwill impairment test. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the goodwill impairment test is performed. The goodwill impairment test requires the Company to estimate the fair value of the reporting unit and to compare the fair value of the reporting unit with its carrying amount. If the fair value exceeds the carrying value, then no impairment is recognized. If the carrying value recorded exceeds the fair value calculated, then an impairment charge is recognized for the difference. The judgments made in determining the projected cash flows used to estimate the fair value can materially impact the Company’s financial condition and results of operations. There was no impairment of goodwill for the year ended December 31, 2020 and 2019, respectively. (see Note 9).

In-Process Research and Development (“IPR&D”) intangible assets represent the value assigned to acquired Research & Development (“R&D”) projects that principally represent rights to develop and sell a product that the Company has acquired which have not yet been completed or approved. These assets are subject to impairment testing until completion or abandonment of each project. Impairment testing requires the development of significant estimates and assumptions involving the determination of estimated net cash flows for each year for each project or product (including net revenues, cost of sales, R&D costs, selling and marketing costs and other costs which may be allocated), the appropriate discount rate to select in order to measure the risk inherent in each future cash flow stream, the assessment of each asset’s life cycle, the potential regulatory and commercial success risks, and competitive trends impacting each asset and related cash flow stream as well as other factors. The major risks and uncertainties associated with the timely and successful completion of the IPR&D projects include legal risk, market risk and regulatory risk. If applicable, upon abandonment of the IPR&D product, the assets are reduced to zero. IPR&D is assessed for impairment on an annual basis as of October 1st of each year or more frequently if events or changes in circumstances indicate that the asset might be impaired. If the fair value of the IPR&D is less than its carrying amount, an impairment is recognized for the difference. The Company recognized an impairment charge to IPR&D of $28.9 million for the year ended December 31, 2020 and we recognized no impairment charges of IPR&D for the year ended December 31, 2019 (see Note 9).

Product Sales—Revenue is recognized at the point in time when the Company’s performance obligations with the applicable customers have been satisfied. At contract inception, the Company determines if the contract is within the scope of ASC Topic 606 and then evaluates the contract using the following five steps: (1) identify the contract with the customer; (2) identify the performance obligations; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations; and (5) recognize revenue at the point in time when the entity satisfies a performance obligation.

Revenue is recorded at the transaction price, which is the amount of consideration the Company expects to receive in exchange for transferring products to a customer. The Company considered the unit of account for each purchase order that contains more than one product. Because all products in a given purchase order are generally delivered at the same time and the method of revenue recognition is the same for each, there is no need to separate an individual order into separate performance obligations. The Company determines the transaction price based on fixed consideration in its contractual agreements, which includes estimates of variable consideration, and the transaction price is allocated entirely to the performance obligation to provide pharmaceutical products. In determining the transaction price, a significant financing component does not exist since the timing from when the Company delivers product to when the customers pay for the product is less than one year and the customers do not pay for product in advance of the transfer of the product.

The Company records product sales net of any variable consideration, which includes estimated chargebacks, certain commercial rebates, and discounts and allowances. The Company utilizes the expected value method to estimate all elements of variable consideration included in the transaction price. The variable consideration is recorded as a reduction of revenue at the time revenues are recognized. The Company will only recognize revenue to the extent that it is probable that a significant revenue reversal will not occur in a future period. These estimates may differ from actual consideration amount received and the Company will re-assess these estimates each reporting period to reflect known changes in factors.

Royalty Revenue—For arrangements that include sales-based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (a) when the related sales occur, or (b) when the performance obligation to which some or all the royalty has been allocated has been satisfied (or partially satisfied).

Licensing Revenue— We recognize development and regulatory milestone revenue from milestone events under our license agreement that have been achieved and the Company is reasonably certain such revenues would not have to be reversed (see Note 5). Sales deductions, such as returns on product sales, government program rebates, price adjustments, and prompt pay discounts in regard to licensing revenue is generally the responsibility of the Company’s licensee partners and not recorded by the Company.

Freight—The Company records amounts billed to customers for shipping and handling as revenue, and records shipping and handling expenses related to product sales as cost of goods sold. The Company accounts for shipping and handling activities related to contracts with customers as costs to fulfill the promise to transfer the associated products. When shipping and handling costs are incurred after a customer obtains control of the products, the Company also has elected to account for these as costs to fulfill the promise and not as a separate performance obligation.

Business Combinations—The Company accounts for its business combinations under the provisions of ASC Topic 805, Business Combinations (“ASC 805”), which requires that the purchase method of accounting be used for all business combinations. Assets acquired, and liabilities assumed, are recorded at the date of acquisition at their respective fair values. Amounts allocated to acquire IPR&D are capitalized at the date of an acquisition and are not amortized. As products in development are approved for sale, amounts are allocated to product rights and licenses and amortized over their estimated useful lives. Definite-lived intangible assets are amortized over the expected life of the asset. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

Goodwill represents the excess purchase price over the fair value of the tangible net assets and intangible assets acquired in a business combination. Acquisition-related expenses are recognized separately from business combinations and are expensed as incurred. If the business combination provides for contingent consideration, the Company records the contingent consideration at fair value at the acquisition date. Changes in fair value of contingent consideration resulting from events after the acquisition date, such as earn-outs, are recognized as follows: 1) if the contingent consideration is classified as equity, the contingent consideration is not re-measured and its subsequent settlement is accounted for within equity, or 2) if the contingent consideration is classified as a liability, the changes in fair value are recognized in earnings.

Purchases of developed products and licenses that are accounted for as an asset acquisition are capitalized as intangible assets and amortized over an estimated useful life. IPR&D assets acquired as part of an asset acquisition are expensed immediately if they have no alternative future uses. There were no purchases of developed products or licenses in the years ended December 31, 2020 or 2019.

In-Process Research and Development—In-process research and development represent the fair value assigned to incomplete research projects that the Company acquires through business combinations or developed internally which, at that time, have not reached technological feasibility. Intangible assets associated with IPR&D projects are not amortized until regulatory approval is obtained and product is launched, subject to certain specified conditions and management judgment. The useful life of an amortizing asset generally is determined by identifying the period in which substantially all of the cash flows are expected to be generated. During the years ended December 31, 2020 and 2019, there was $0 million and $19.7 million, respectively, of IPR&D transferred to Product Rights (see Note 9). Such amounts will be amortized over their respectful estimated useful lives. At that time an evaluation of fair value was performed immediately prior to such transfer and no impairments were recognized at that time. Assets are subsequently evaluated for indicators of impairment.

Research and Development Costs—Research and development costs are expensed as incurred. These expenses include the costs of proprietary efforts, as well as costs incurred in connection with certain licensing arrangements. Upfront payments are recorded when incurred, and milestone payments are recorded when the specific milestone has been achieved.

Advertising—Advertising expense consists primarily of print media promotional materials. Advertising costs are expensed as incurred. Advertising expense for the years ended December 31, 2020 and 2019 amounted to $6.8 million and $6.9 million, respectively.

Share-based Compensation—The Company recognizes share-based compensation expense for all options and other arrangements within the scope of ASC 718, Stock Compensation. Share-based compensation expense is measured at the date of grant, based on the fair value of the award. Compensation for share-based awards with vesting conditions other than service are recognized at the time that those conditions will be achieved. Forfeitures are recognized as they are incurred.

Income Taxes—Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Where applicable, the Company records a valuation allowance to reduce any deferred tax assets that it determines will not be realizable in the future.

The Company recognizes the benefit of an uncertain tax position that it has taken or expects to take on income tax returns it files if such tax position is more likely than not to be sustained on examination by the taxing authorities, based on the technical merits of the position. These tax benefits are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.

Comprehensive income (loss)—Comprehensive income (loss) refers to revenues, expenses, gains and losses that under U.S. GAAP are included in comprehensive loss but are excluded from net loss as these amounts are recorded directly as an adjustment to accumulated other comprehensive income (loss). The Company’s other comprehensive loss is comprised of foreign currency translation adjustments.

Basic and Diluted Loss per Share—Basic and diluted net loss per share is determined by dividing net loss by the weighted average ordinary shares outstanding during the period. For all periods presented with a net loss, the shares underlying the common share options have been excluded from the calculation because their effect would have been anti-dilutive. Therefore, the weighted average shares outstanding used to calculate both basic and diluted loss per share are the same for periods with a net loss.

Segment Reporting—The Company operates in one business segment which focuses on developing and commercializing pharmaceutical products that target markets with underserved patient populations. The chief operating decision maker (“CODM”) reviews profit and loss information on a consolidated basis to assess performance and make overall operating decisions. The consolidated financial statements reflect the financial results of the Company’s one reportable operating segment. The Company has no significant revenues or tangible assets outside of the United States.

Recently Adopted Accounting Standards

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduces a new methodology for accounting for credit losses on financial instruments, including available-for-sale debt securities. The guidance establishes a new “expected loss model” that requires entities to estimate current expected credit losses on financial instruments by using all practical and relevant information. The estimate of credit losses must be based on all relevant information including historical information, current conditions, and reasonable and supportable forecasts that affect the collectability of the amounts. The Company adopted this standard on January 1, 2020, and there was no material impact to the Company’s consolidated financial statements. The Company has provided additional disclosures as required by the standard upon adoption. Refer to Note 6 for additional details.

Note 3. Going Concern Evaluation

As of December 31, 2020, the Company’s cash and cash equivalents totaled $114.1 million. For the fiscal year ended December 31, 2020 and 2019 the Company incurred net losses of $79.6 million, and $270.9 million, respectively. As of December 31, 2020, the Company had interest bearing debt of $221.4 million. In connection with the divestiture of the Legacy Business (the “Transaction”), the Company entered into an amendment to its credit agreement (the “Credit Agreement Amendment”), which provided for the release of liens on the Legacy Business and (i) reduced the outstanding term loan balance to $30.0 million upon the closing of the Transaction which occurred on August 27, 2021, (ii) terminated the revolving credit facilities, and (iii) shortened the maturity of the $30 million remaining term loans to November 21, 2021. In addition, upon closing of the Transaction, the Company transferred substantially all of its cash to subsidiaries of the Company subject to the lien of the credit agreement. Additionally, the Company agreed to pay fees to the lenders based upon the outstanding principal balance of the term loans upon maturity of the remaining term loans.

As a result of the Transaction, the Company divested substantially all its revenue generating assets and the Company’s business plan is focused on the launch of its commercial product, Upneeq, which will diminish the Company’s cash flows in at least the near term, in particular cash inflows from product sales. The Company will require additional capital to repay the remaining portion of its term loans, fund its operating needs, including the commercialization of Upneeq and other activities. Accordingly, the Company expects to incur significant expenditures and increasing operating losses in the future. As a result, the Company’s current sources of liquidity will not be sufficient to meet its obligations for the 12 months following the date the consolidated financial statements contained in this Current Report on Form 8-K are issued. These conditions give rise to substantial doubt as to the Company’s ability to operate as a going concern. The Company’s ability to continue as a going concern will require the Company to obtain additional funding, generate positive cash flow from operations and/or enter into strategic alliances or sell assets.

The Company’s plans to address these conditions include pursuing one or more of the following options to secure additional funding, none of which can be guaranteed or are entirely within our control:

●raise funds through additional sales of our ordinary shares, through equity sales agreements with broker/dealers or other public or private equity financings.
●raise capital through new debt facilities, including convertible debt.
●partner or sell a portion or all rights to any of our assets to potentially secure additional non-dilutive funds.

There can be no assurance that the Company will receive cash proceeds from any of these potential resources or, to the extent cash proceeds are received, such proceeds would be sufficient to support the current operating plan for at least the next 12 months from the date the consolidated financial statements contained in this Current Report on Form 8-K are issued. The sale of additional equity or convertible debt securities may result in additional dilution to our stockholders. If the Company raises additional funds through the issuance of debt securities or preferred stock or through additional credit facilities, these securities and/or the loans under credit facilities could provide for rights senior to those of our ordinary shares and could contain covenants that would restrict our operations. Additional funds may not be available when we need them, on terms that are acceptable to us, or at all.

Our audited consolidated financial statements have been prepared on a going concern basis, which assumes the realization of assets and settlement of liabilities in the normal course of business. The Company’s ability to continue as a going concern is dependent on the ability to obtain the necessary financing to meet the Company’s obligations and repay liabilities arising from the normal business operations when they become due. The outcome of these matters cannot be predicted with any certainty at this time and raise substantial doubt that the Company will be able to continue as a going concern. The audited consolidated financial statements do not include any adjustments to the amount and classification of assets and liabilities that may be necessary should the Company be unable to continue as a going concern.

Note 4. Discontinued Operations

On August 27, 2021, we closed the divestiture of our Legacy Business and received total cash consideration of approximately $111 million, subject to post-closing adjustments, plus up to $60 million in additional contingent milestone payments. In connection with the divestiture, on June 24, 2021 the Company amended the Term Loan Agreement (the "Fifth Amendment to the Term Loan Agreement"). Pursuant to the Fifth Amendment to the Term Loan Agreement, the Term Loan Agreement was amended to, among other things, release of liens on the Legacy Business and (i) reduce the outstanding term loan balance to $30.0 million upon the closing of the divestiture of the Legacy Business, (ii) terminate the revolving credit facilities, and (iii) shorten the maturity of the $30 million remaining term loans to November 21, 2021. Upon the closing of the Legacy business the outstanding term loans were reduced by $186.1 million. Please refer to Note 12 for more information regarding the Company's financing arrangements.

We have determined the divestiture of the Legacy Business represents a strategic shift that will have a major effect on our business and therefore met the criteria for classification as discontinued operations at December 31, 2020. Accordingly, the assets and liabilities associated with the Legacy Business have been classified as held for sale in the accompanying Consolidated Balance Sheets at December 31, 2020 and December 31, 2019. The operations and cash flows of the Legacy Business are presented as discontinued for all periods presented.

Unless otherwise indicated or required by the context, references throughout to "Osmotica," or the "Company", refer to our continuing operations following the sale of the Legacy Business to Alora. A description of our business prior to the consummation of the transaction is included in Item 1. "Business", in Part I of the Annual Report on Form 10-K for the year ended December 31, 2020 that was previously filed with the Securities and Exchange Commission ("SEC") on March 30, 2021. The continuing operations reflect the results of the product Osmolex ER, as discussed in Note 16, the global rights of which were sold in January, 2021; however, as the sale did not qualify for presentation as a discontinued operation, the financial results of Osmolex ER are included within the continuing operations herein.

The following table presents the results of the discontinued operations for the years ended December 31, 2020 and 2019:

	Year Ended
	December 31,
	2020	2019
Total revenues	$150,122	$238,829
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	53,656	55,962
Selling, general and administrative expense	9,137	8,302
Depreciation and amortization	17,531	52,546
Impairment of intangibles	43,273	266,017
Research and development expenses	6,309	8,939
Income (loss) from operations	20,216	(152,937)
Interest expense	10,301	12,197
Other income, net	(593)	111
Income (loss) from discontinued operations before costs of disposal and provision for income taxes	10,508	(165,245)
Income tax expense (benefit)	1,084	(895)
Income (loss) from discontinued operations before gain on disposal	$9,424	$(164,350)

The following table summarizes the carrying amounts of major classes of assets and liabilities of discontinued operations for each of the periods presented.

	December 31, 2020	December 31, 2019
Cash and cash equivalents	$—	$—
Accounts receivable, net	23,263	43,120
Inventories	16,103	20,911
Prepaid expenses and other current assets	2,163	2,773
Total current assets of discontinued operations	41,529	66,804
Property, plant and equipment, net	25,663	28,188
Operating lease right-of-use assets	803	1,067
Goodwill	45,008	45,008
Intangible assets, net	30,667	89,987
Total non-current assets of discontinued operations	102,141	164,250
Total assets of discontinued operations	$143,670	$231,054

Accounts payable	3,640	7,010
Accrued liabilities	30,566	47,614
Current portion of operating lease liabilities	278	360
Total current liabilities of discontinued operations	34,484	54,984
Operating lease liabilities, net of current portion	568	847
Total non-current liabilities of discontinued operations	568	847
Total liabilities of discontinued operations	35,052	55,831
Net assets of discontinued operations	$108,618	$175,223

The following table presents the significant non-cash items and purchases of property, plant and equipment for the discontinued operations for the Legacy Business that are included in the accompanying consolidated statements of cash flows.

	Year Ended
	December 31,
Cash flows from operating activities:	2020	2019
Depreciation and amortization	$19,118	$53,734
Share compensation	1,008	942
Impairment of intangibles	43,273	266,017

Cash flows from investing activities:
Purchase of property, plant and equipment	$(2,304)	$(3,883)

Note 5. Revenues

The Company’s performance obligations are to provide its pharmaceutical products based upon purchase orders from distributors. The performance obligation is satisfied at a point in time, typically upon delivery, when the customer obtains control of the pharmaceutical product. The Company either collects payment in advance from its customers or invoices after the products have been delivered and invoice payments are generally due within 30 – 60 days of invoice date.

The following table disaggregates revenue from contracts with customers by pharmaceutical products (in thousands):

	Year Ended December 31,
Pharmaceutical Product	2020	2019
Upneeq net product sales	$526	$—
Osmolex	1,416	439
Net product sales	1,942	439
Royalty revenue	820	763
Licensing revenue	25,000	—
Total revenues	$27,762	$1,202

On July 28, 2020, the Company entered into a License Agreement with Santen Pharmaceutical Co. Ltd, granting Santen exclusive development, registration, and commercialization rights to RVL-1201 in Japan, China, and other Asian countries as well as Europe, the Middle East and Africa (“EMEA”) countries. Under the agreement the Company is entitled to certain development and regulatory milestone payments. The Company is also entitled to royalty payments on net sales of RVL-1201 in Santen commercialization territories. During the year ended December 31, 2020, the Company received a $25.0 million milestone payment which was recognized as license revenue in the period as all performance obligations were met.

When the Company receives consideration from a customer, or such consideration is unconditionally due from a customer prior to the transfer of products to the customer under the terms of a contract, the Company records a contract liability. The Company classifies contract liabilities as deferred revenue. The Company had an immaterial amount of deferred revenue as of December 31, 2020 and 2019. The Company has elected to apply the exemption under paragraph 606-10-50-14(a) related to remaining performance obligations as all open purchase orders are expected to be satisfied with a period of one year from the date of the purchase order.

Contract assets primarily relate to rights to consideration for goods or services transferred to the customer when the right is conditional on something other than the passage of time. Contract assets are transferred to accounts receivable when the rights become unconditional. The Company had no contract assets as of December 31, 2020 and 2019, respectively. The Company has no costs to obtain or fulfill contracts meeting the capitalization criteria under ASC Topic 340, Other Assets and Deferred Costs.

Note 6. Accounts Receivable, Sales and Allowances

Accounts receivable result primarily from sales of pharmaceutical products, amounts due under revenue sharing, license and royalty arrangements.

The Company is exposed to credit losses primarily through sales of its products. Prior to January 1, 2020, accounts receivable were recorded at cost less an allowance for doubtful accounts. Subsequent to January 1, 2020, accounts receivable are recorded at amortized cost less an allowance for expected credit losses that are not expected to be recovered. The Company’s expected loss methodology for accounts receivable is developed using historical collection experience, a review of the current status of customer’s trade receivables, and current and future market conditions. Due to the short-term nature of such receivables, the estimate of accounts receivable that may not be collected is based on the aging of accounts receivable balances and the financial condition of customers. The Company’s monitoring activities include timely account reconciliations, dispute resolution, payment confirmation, consideration of customers’ financial condition and macroeconomic conditions. Balances are written-off when determined to be uncollectible. The Company considered the current and expected future economic and market conditions surrounding a novel strain of the coronavirus, referred to as 2019-ncov, COVID-19 coronavirus epidemic, or COVID-19, and determined that the estimate of credit losses was not significantly impacted.

With the exception of the allowance for credit losses, which is reflected as part of selling, general and administrative expense, the provisions for the following customer reserves are reflected as a reduction of revenues in the accompanying Consolidated Statements of Operations and Comprehensive Loss.

Trade accounts receivable, net consists of the following (in thousands):

	December 31,	December 31,
	2020	2019
Gross trade accounts receivable:
Trade accounts receivable	$196	$262
Royalty accounts receivable	55	45
Other receivable	2,903	496
Less reserves for:
Commercial rebates	(4)	(7)
Discounts and allowances	(1)	(2)
Total trade accounts receivable, net	$3,149	$794

For the years ended December 31, 2020 and 2019, the Company recorded the following adjustments to gross product sales (in thousands):

	Year Ended December 31,
	2020	2019
Gross product sales	$2,510	$1,242
Less provisions for:
Chargebacks	(6)	—
Government and managed care rebates	(155)	(51)
Commercial rebates	(56)	(46)
Product returns	(53)	(51)
Discounts and allowances	(14)	(12)
Advertising and promotions	(284)	(643)
Net product sales	$1,942	$439

For the years ended December 31, 2020 and 2019, the activity in the Company’s allowance for customer deductions against trade accounts receivable is as follows (in thousands):

		Discounts
	Commercial	and
	Rebates	Allowances	Total
Balance at December 31, 2018	$—	$—	$—
Provision	46	12	58
Charges processed	(39)	(10)	(49)
Balance at December 31, 2019	$7	$2	$9
Provision	56	14	70
Charges processed	(59)	(15)	(74)
Balance at December 31, 2020	$4	$1	$5

Note 7. Inventories

The components of inventories, net of allowances, are as follows (in thousands):

	December 31,	December 31,
	2020	2019
Finished goods	$1,593	$119
Work in process	90	-
Raw materials and supplies	148	276
	$1,831	$395

Note 8. Property, Plant and Equipment, Net

Property, plant and equipment consist of the following (in thousands):

	Year Ended
	December 31,	December 31,
	2020	2019
Leasehold improvements	$2,214	$2,133
Machinery	1,045	1,306
Furniture, fixtures and equipment	28	49
Computer hardware and software	1,209	347
	4,496	3,835
Accumulated depreciation	(2,131)	(1,787)
	2,365	2,048
Construction in progress	26	1
	$2,391	$2,049

Depreciation expense was $1.9 million and $1.3 million for the years ended December 31, 2020 and 2019, respectively. There is less than $0.1 million of remaining construction in progress expenditures to substantially complete the projects.

Note 9. Goodwill and Other Intangible Assets

The Company tests goodwill and indefinite-lived intangible assets for impairment annually as of October 1st, or more frequently whenever events or changes in circumstances indicate that the asset might be impaired. The assessment of goodwill has been based on the historical goodwill for the continuing and discontinued operations of the business on a combined basis which was $100.9 million as of December 31, 2020 and 2019. Goodwill is net of accumulated impairment charges of $86.3 million at December 31, 2020 and 2019. The following table sets forth the carrying value of goodwill as of December 31, 2019 and 2020, respectively (in thousands).

Goodwill
January 1, 2019	$55,847
Impairments	—
December 31, 2019	55,847
Impairments	—
December 31, 2020	$55,847

The following tables sets forth the major categories of the Company’s intangible assets and the weighted-average remaining amortization period as of December 31, 2020 and 2019, for those assets that are not already fully amortized (in thousands):

	December 31, 2020
					Weighted
					Average
	Gross			Net	Remaining
	Carrying	Accumulated		Carrying	Amortization
	Amount	Amortization	Impairment	Amount	Period (Years)
IPR&D	$64,000	$—	$(28,910)	$35,090	Indefinite Lived
	$64,000	$—	$(28,910)	$35,090

	December 31, 2019
					Weighted
					Average
					Remaining
	Gross			Net	Amortization
	Carrying	Accumulated		Carrying	Period
	Amount	Amortization	Impairment	Amount	(Years)
Product Rights	$19,700	$(1,970)	$(17,730)	$—	—
IPR&D	$64,000	$—	$—	$64,000	Indefinite Lived
	$83,700	$(1,970)	$(17,730)	$64,000

Changes in intangible assets during the years ended December 31, 2019 and 2020, were as follows (in thousands):

	Intangible Assets	Total
January 1, 2019	$83,700	$83,700
Amortization	(1,970)	(1,970)
Impairments	(17,730)	(17,730)
December 31, 2019	64,000	64,000
Amortization	—	—
Impairments	(28,910)	(28,910)
December 31, 2020	$35,090	$35,090

As part of the Company’s goodwill and intangible asset impairment assessments performed on the annual assessment date, when indicators of impairment are identified and when IPR&D assets are put into service, when a qualitative assessment is performed, the Company estimates the fair values of the intangible assets using an income approach that utilizes a discounted cash flow model, or, where appropriate, a market approach. The discounted cash flow models are dependent upon our estimates of future cash flows and other factors. These estimates of future cash flows involve assumptions concerning (i) future operating performance, including future sales, long-term growth rates, operating margins, variations in the amounts, allocation and timing of cash flows and the probability of achieving the estimated cash flows and (ii) future economic conditions. These assumptions are based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value hierarchy. As of October 1, 2020, the Company performed a qualitative assessment for goodwill and for the IPR&D assets and concluded that the assets were not impaired. The discount rates applied to the estimated cash flows for the Company’s 2019 annual goodwill and indefinite-lived intangible assets impairment test was 16.5%, based on the overall risk associated with the particular assets and other market factors. Indefinite-lived intangible assets classified as in-process research and development, or IPRD, are subject to adjustments reducing their anticipated revenues and costs by a probability of success, or POS, factor based upon empirical research of probabilities a new drug candidate would be approved based on the candidate’s stage of clinical development. The POS factor applied to the IPRD asset on a subsequent assessment as of December 31, 2020 was 69.6% and the discount rate was 9.5%. The Company believes the discount rates and other inputs and assumptions are consistent with those that a market participant would use. Impairment charges resulting from annual or interim goodwill and intangible asset impairment assessments, if any, are recorded to Impairment of intangible assets in the Consolidated Statements of Operations and Comprehensive Loss.

Impairments of intangible assets for the year-ended December 31, 2020 was $28.9 million consisting of the write-down to fair value for arbaclofen ER, an indefinite-lived In-Process R&D asset, which resulted in an impairment charge of $28.9 million due to a delay in the anticipated commercialization date of the product, if approved.

During 2019, we recognized an impairment of finite-lived intangible assets of $17.7 million, consisting primarily of the write-off of Osmolex ER. Osmolex ER was impaired due to underperforming revenue expectations subsequent to the launch of the product.

Amortization expense was $0.0 million and $2.0 million for the years ended December 31, 2020 and 2019, respectively and is recorded to Cost of goods sold (inclusive of amortization of intangibles) in the Consolidated Statements of Operations and Comprehensive Loss.

Note 10. Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	December 31,	December 31,
	2020	2019
Accrued chargeback	$1,376	$1,265
Accrued product returns	88	55
Accrued royalties	29	—
Accrued compensation	6,232	7,632
Accrued government and managed care rebates	46	30
Accrued research and development	721	2,630
Accrued expenses and other liabilities	8,455	5,860
Customer coupons	4	165
Total	$16,951	$17,637

Note 11. Leases

The Company leases office space in Bridgewater, New Jersey for its principal offices under two non-cancelable leases that expire in July 2022 and November 2023 , in addition to office and warehouse space in various domestic and international locations. The Company also leases certain vehicles under operating leases. As of December 31, 2020, the Company’s operating leases had remaining lease terms ranging from 0.99 years to 3.00 years.

We assess whether an arrangement is a lease or contains a lease at inception. For arrangements considered leases or that contain a lease that is accounted for separately, we determine the classification and initial measurement of the right-of-

use asset and lease liability at the lease commencement date, which is the date that the underlying asset becomes available for use. The Company has elected to account for non-lease components associated with our leases and lease components as a single lease component.

The Company recognizes a right-of use asset, which represents the Company’s right to use the underlying asset for the lease term, and a lease liability, which represents the present value of the Company’s obligation to make payments arising over the lease term. The present value of the lease payments are calculated using either the implicit interest rate in the lease or an incremental borrowing rate.

Our lease assets and liabilities were classified as follows on our Condensed Consolidated Balance Sheet at December 31, 2020 (in thousands):

Leases	Classification	Balance at December 31, 2020	Balance at December 31, 2019
Assets
Operating	Operating Lease Assets	$1,953	$3,916
Finance	Property, plant and equipment, net	22	47
Total leased assets		$1,975	$3,963

Liabilities
Current
Operating	Current portion of lease liability	$1,199	$1,803
Finance	Current portion of obligations under finance leases	20	26

Non-current
Operating	Long-term portion of lease liability	871	2,293
Finance	Long-term portion of obligations under finance leases	—	20
Total lease liabilities		$2,090	$4,142

The Company recognizes lease expense on a straight-line basis over the lease term. The components of lease cost are as follows (in thousands):

Lease Cost	Classification	Year Ended December 31, 2020	Year Ended December 31, 2019
Operating lease cost	SG&A expenses	$1,471	$1,891
	R&D expenses	104	139
	Cost of goods sold	55	—

Finance lease cost
Amortization of leased assets	Depreciation and amortization	26	26
Interest on lease liabilities	Interest expense	1	1
Total lease cost		$1,657	$2,057

The table below shows the future minimum rental payments, exclusive of taxes, insurance and other costs, under the leases as follows (in thousands):

Years ending December 31	Operating Leases
2021	$1,288
2022	647
2023	261
Total lease payments	2,196
Less: interest	126
Present value of lease payments	$2,070

The Company has future minimum lease payments required under the finance leases of less than $0.1 million less interest expense of less than $0.1 million for total present value lease payments of less than $0.1 million for the years ended December 31, 2021 through December 31, 2022.

The weighted-average remaining lease term and the weighted-average discount rate of our leases were as follows (in thousands):

Lease Term and Discount Rate	December 31, 2020	December 31, 2019
Weighted average remaining lease term (years)
Operating leases	1.96	2.55
Finance leases	1.07	1.27

Weighted average discount rate
Operating leases	5.37%	5.01%
Finance leases	1.67%	1.57%

Other Information	December 31, 2020	December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows for operating leases	$(1,630)	$(2,030)
Operating cash flows for finance leases	(1)	(1)
Financing cash flows for finance leases	(26)	(26)

For the years ended December 31, 2020 and 2019, the Company recorded $0.2 million and $1.4 million, respectively, of leased assets obtained in exchange for new operating lease liabilities and $0.0 million and less than $0.1 million, respectively, of leased assets obtained in exchange for new finance lease liabilities. During the years ended December 31, 2020 and 2019, the Company disposed of $0.6 million and $0.4 million, respectively, of leased assets.

Note 12. Financing Arrangements

The composition of the Company’s debt and financing obligations are as follows (in thousands):

	December 31,	December 31,
	2020	2019
CIT Bank, N.A. Term Loan, net of deferred financing costs of $1.8 million and $3.4 million as of December 31, 2020 and December 31, 2019, respectively	$219,525	$267,950
Total debt	219,525	267,950
Less: current portion	—	—
Long-term debt	$219,525	$267,950

Term Loan

Concurrent with the closing of the Company's acquisition of Osmotica Holdings Corp Limited, the Company entered into a $160.0 million Term Loan (the "Term Loan") pursuant to a Credit Agreement dated February 3, 2016 (as amended, supplemented or otherwise modified, the "Term Loan Agreement") between the Company as borrower, certain other lenders and CIT Bank, N.A. ("CIT Bank") acting as administrative agent. The Term Loan is secured by certain assets of the Company, excluding certain intangibles and foreign property.

The Term Loan Agreement required quarterly principal repayments equal to 0.625% of the initial aggregate Term Loan amount beginning on the last day of the first full fiscal quarter following the closing of the Term Loan Agreement, with final payment of the remaining principal balance due at maturity six years from the date of closing of the Term Loan Agreement. At the Company's election, interest accrues on a Prime Rate/Federal Funds Effective Rate ("ABR Loan") or a LIBOR ("LIBOR Loan") rate, plus a margin of 4.00% for ABR Loan, and 5.00% for LIBOR Loan.

On November 10, 2016, the Company amended the Term Loan Agreement (the "First Amendment to the Term Loan Agreement") in conjunction with the reacquisition of venlafaxine distribution rights. Pursuant to the First Amendment to the Term Loan Agreement, CIT Bank and certain other lenders agreed to make available to the Company, an Incremental Term Loan in the aggregate principal amount of $117,500,000, which was added to the Term Loan; there were no other modifications to the Term Loan Agreement.

On April 28, 2017, the Company amended the Term Loan Agreement (the "Second Amendment to the Term Loan Agreement"), in which the due date of the Company's annual financial statements was modified for the first fiscal year after the closing of the Second Amendment to Term Loan Agreement.

On December 21, 2017, the Company amended the Term Loan Agreement (the "Third Amendment to the Term Loan Agreement"). Pursuant to the Third Amendment to the Term Loan Agreement, CIT Bank and certain other lenders agreed to increase the principal amount of the Term Loan to an aggregate principal amount of $327,500,000. Of the aggregate principal amount, $277,500,000 was designated as the Term A Loan and $50,000,000 was designated as the Term B Loan.

On December 11, 2020, the Company amended the Term Loan Agreement (the "Fourth Amendment to the Term Loan Agreement"). Pursuant to the Fourth Amendment to the Term Loan Agreement, the Term Loan Agreement was amended to, among other things, remove a limit on the exercise of the Company’s right to cure a breach of the financial covenant under the Term Loan Agreement and providing that any proceeds received by the company as a result of the exercise of such cure right will be applied to repay term loans under the Term Loan Agreement.

The Term Loan Agreement requires quarterly principal repayments to 0.6925% of the original principal amount of the Term A Loan and in the case of the Term B Loan 0.25% of the original principal amount of the Term B Loan, with final payment of the remaining principal balance due at maturity five years from the date of closing of the Term Loan Agreement.

At the Company's election, for the Term A Loan, interest accrues on a Prime Rate/Federal Funds Effective Rate ("ABR Loan") or a LIBOR ("LIBOR Loan") rate in which the applicable rate per annum set forth below under the caption "ABR Spread" or "LIBOR Rate Spread," based upon the Total Leverage Ratio (as defined in the Term Loan Agreement) as of last day of the most recently ended fiscal quarter is as follows:

Total Leverage Ratio	LIBOR Rate Margin	ABR Margin
Category 1	3.75%	2.75%
Greater than 2.00 to 1.00
Category 2	3.25%	2.25%
Equal to or less than 2.00 to 1.00

For Term B Loan, interest accrues with respect to any ABR Loan, 3.25% per annum, and with respect to any LIBOR Rate Loan, 4.25% per annum. As of December 31, 2020 and 2019, the interest rates were 4.75% and 5.79% for Term A Loan and 5.25% and 6.29% for Term B Loan, respectively.

The Term Loan Agreement contains covenants that require the Company to deliver quarterly and annual financial statements along with certain supplementary financial information and schedules and ratios. The Term Loan Agreement also contains covenants that limit the ability of the Company to, among other things: incur additional indebtedness; incur liens; make investments; make payments on indebtedness; dispose of assets; enter into merger transactions; and make distributions. In addition, the Company shall not permit the total leverage ratio to be greater than 4.75:1.00 until March 31, 2020 at which time the total leverage ratio remains constant at a required 4.50:1.00. The total leverage ratio is the ratio, as of any date of determination, of (a) consolidated total debt, net of unrestricted cash and cash equivalents as of such date to (b) consolidated adjusted earnings before income taxes, depreciation and amortization ("Consolidated EBITDA") for the test period then most recently ended for which financial statements have been delivered. Also, the Company will not permit the fixed charge coverage ratio to fall below 1.25:1.0 beginning on March 31, 2018 through the final maturity date. The fixed charge coverage ratio, as of the date of determination, is the ratio of (x) Consolidated EBITDA net of capital expenditures and cash taxes paid to (y) interest payments, scheduled principal payments, restricted payments and management fees paid to related parties. The Company obtained a waiver from CIT Bank in regard to its non-compliance of its covenant to deliver annual financial statements by April 2, 2018. The Company did not incur a waiver fee as a condition to the waiver. The Company was in compliance with all covenants of the Term Loan Agreement as of December 31, 2020 and 2019.

As a result, of payments made in 2018, as of both December 31, 2020 and 2019, there are no remaining scheduled installments of principal due in respect of the Term Loans until the final maturity date.

During the year ended December 31, 2020, the Company prepaid $50.0 million in aggregate of the outstanding principal amount. The prepayments consisted of $42.3 million of Term A Loan outstanding principal and $7.7 million of Term B Loan outstanding principal. As required by the Third Amendment, the prepayments were made on a pro rata basis between the Term A Loan and the Term B Loan. The Company intends to continue to make interest payments accrued on the outstanding remaining balance through the date of maturity.

In accordance with ASC 470, when debt is prepaid within its contractual terms and the terms of the remaining debt are not modified, the prepayment should be treated as a partial extinguishment rather than a modification. This conclusion is reached without regard to consideration of the 10% cash flow test since no change to terms of the original debt instrument was modified in connection with the prepayment. The Third Agreement allows for partial prepayments without creating changes to the terms of Term Loan A or Term Loan B.

The Company incurred debt issuance costs associated with the Third Amendment. Pursuant to ASC 835-30-35-2, with respect to a note for which the imputation of interest is required, the difference between the present value and the face amount shall be treated as a discount or premium and amortized as interest expense or income over the life of the note in such a way as to result in a constant rate of interest when applied to the amount outstanding at the beginning of any given period. As such, in accordance with ASC 835-30-35-2, the Company deferred and amortized the debt issuance costs amortized over the length of the Term Loan using the effective interest method.

As a result of the partial extinguishment, the Company has elected, as an accounting policy in accordance with ASC 470-50-40-2, to write off a proportionate amount of the unamortized fees at the time that the financing was partially settled in accordance with the terms of the Third Amendment. The unamortized debt issuance costs are allocated between the remaining original loan balance and the portion of the loan paid down on a pro-rata basis. The Company wrote off $0.5 million in debt issuance costs relating to the prepayment which occurred during the year ended December 31, 2020, and recorded the expense in the accompanying Consolidated Statement of Operations and Comprehensive Loss.

Revolving Facility

Concurrent with the closing of the Company's acquisition of Osmotica Holdings Corp Limited, the Company entered into a Revolving Facility in an aggregate amount of $30.0 million (the "Revolving Facility") pursuant to a Credit Agreement dated February 3, 2016 between the Company as borrower, certain other lenders and CIT Bank, N.A. ("CIT Bank") acting as administrative agent, as discussed above. The Company incurred closing costs associated with the Revolving Facility in the amount of $1.1 million, which were deferred and amortized over the length of the Revolving Facility on a straight-line basis.

On December 21, 2017, the Company amended the Revolving Facility (the "Amended Revolving Facility"). Pursuant to the Amended Revolving Facility, CIT Bank and certain other lenders agreed to increase the revolving credit commitments up to $50.0 million. The Company accounted for the Amended Revolving Facility as a modification of debt in accordance with ASC 470-50, Debt — Modifications and Extinguishments and ASU 2015-15, Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line of Credit Arrangements. Lender fees incurred in the amount of $0.4 million were deferred and are amortized over the length of the Amended Revolving Facility on a straight-line basis.

The total amount available under the Revolving Facility includes a Swingline Loan and Letter of Credit subfacility, respectively, in an aggregate principal amount at any time outstanding not to exceed the lesser of (x) in the case of each of the Swingline Loan and Letter of Credit, $5.0 million and (y) the total revolving commitment, based on certain terms and conditions of the Credit Agreement.

The Company will be required to repay the Revolving Facility upon its expiration five years from issuance, subject to permitted extension, and will pay interest on the outstanding balance monthly based, at the Company's election, on an adjusted prime/federal funds rate ("ABR") or an adjusted LIBOR ("LIBOR"), in which the applicable rate per annum set forth below under the caption "ABR Spread" or "LIBOR Rate Spread," based upon the Total Leverage Ratio (as defined in the Credit Agreement) as of last day of the most recently ended fiscal quarter. Additionally, the Company will pay a Commitment Fee based on the average daily unused revolving credit commitment. The LIBOR Rate Margin, the ABR Margin and Commitment Fee are as follows:

Total Leverage Ratio	LIBOR Rate Margin	ABR Margin	Commitment Fee
Category 1	3.75%	2.75%	0.50%
Greater than 2.00 to 1.00
Category 2	3.25%	2.25%	0.38%
Equal to or less than 2.00 to 1.00

At December 31, 2020 and 2019, there were no outstanding borrowings or outstanding letters of credit. Availability under the Revolving Facility as of December 31, 2020, was $50.0 million. The Revolving Facility was reduced to $25 million and fully terminated on August 27, 2021 pursuant to the Fifth Amendment to the Term Loan Agreement.

Note 13. Concentrations and Credit Risk

The Company does not have significant concentrations of credit risk with its customers.

Purchasing

The Company does not have significant purchase agreements with third parties.

Sales by Product

For the years ended December 31, 2020 and 2019, one product accounted for 73% and 100%, respectively, of the Company's total gross product sales.

Royalty Sales

The Company does not have significant concentrations of royalty sales.

Note 14. Shareholders’ Equity

Osmotica Pharmaceuticals plc 2018 Equity Incentive Plan

Prior to the IPO, the Company adopted the 2018 Incentive Plan (the "2018 Plan") which became effective upon our IPO and allows for the issuance of up to 4,100,000 ordinary shares of the Company ("Shares") in satisfaction of awards under the 2018 Plan. The 2018 Plan provides for the grant of share options, SARs, restricted and unrestricted share and share units, performance awards, and other awards that are convertible into or otherwise based on the Company’s shares to employees and non-employee directors, consultants and advisors to the Company. The Company's compensation committee shall determine the time at which an award vests or becomes exercisable. In connection with the IPO, the Company granted share options under the 2018 Plan that will vest on the fourth anniversary of the grant date, subject to the employee’s continued employment through such vesting date.

Osmotica Holdings S.C.Sp. 2016 Equity Incentive Plan

Effective February 3, 2016, Osmotica Holdings S.C.Sp. adopted the 2016 Equity Incentive Plan (the "2016 Plan") which allows for the issuance of up to 75,000 Units in Osmotica Holdings S.C.Sp. Options to purchase common units granted under the 2016 Plan vest and become exercisable in whole or in part, in accordance with vesting conditions set by the Company's board of directors. Each option award had a maximum term of ten years from the date of grant. The option awards granted under the 2016 Plan were made up of two components: Time Awards and Performance Awards. The Time Awards vested 25% annually from original grant date, subject to continuous employment on each vesting date. The vesting of the Performance awards was subject to performance criteria, requiring the majority investors in the Company to receive (on a cumulative basis) aggregate net proceeds exceeding certain return on investment targets. The Time Awards and Performance Awards contained a sales restriction in the form of a liquidity event and subsequent disposal of common units by the Major Limited Partners (as defined in the 2016 Plan) before the employee was able to sell vested and exercised common units and were required to remain employed to avoid Company’s call option on such common units at a lower of cost or fair market value.

Amended and Restated Osmotica Pharmaceuticals plc. 2016 Equity Incentive Plan

On August 14, 2018, the board of directors amended and restated the 2016 Plan in connection with the Reorganization. The Amended and Restated 2016 Equity Incentive Plan (the “Amended 2016 Plan”) became effective upon our IPO which closed on October 22, 2018. In connection with the Reorganization, options to purchase common units of Osmotica Holdings S.C.Sp. were converted into options to purchase shares of the Company and existing sales restriction was removed. In connection with the IPO, the number of shares issuable pursuant to the Amended 2016 Plan and the corresponding exercise prices of options were adjusted to reflect a stock split initiated prior to the IPO. Additionally, effective upon the IPO, the Amended 2016 Plan modified the terms of Performance Awards previously issued under the 2016 Plan by converting these awards to time based awards vesting in equal annual installments on the first four anniversaries of the IPO, subject to continuous employment. There were 3,015,572 ordinary shares issuable upon exercise of options issued and outstanding as of December 31, 2018 under the Amended 2016 Plan. Prior to the modification date, there was no share based compensation recognized for the Performance Awards due to a performance condition based upon the majority investors in the Company receiving aggregate net proceeds exceeding certain return on investment targets.

Ordinary Share Repurchase Program

In September 2019, the Company’s board of directors authorized the repurchase of up to 5,251,892 ordinary shares pursuant to a share repurchase program. Purchases under the ordinary share repurchase program can be made on the open market or in privately negotiated transactions, with the size and timing of these purchases based on a number of factors, including the price of our ordinary shares, our business and market conditions. The Company has retired ordinary shares acquired under the repurchase program. For the years ended December 31, 2020 and 2019, the Company repurchased 1,435,725 ordinary shares for an aggregate of $8.1 million and 673,182 ordinary shares for an aggregate of $2.8 million, respectively.

2019 Employee Share Purchase Plan

In September 2019, the Company’s board of directors adopted and approved, the Employee Share Purchase Plan (the “ESPP”). The ESPP allows each eligible employee who is participating in the plan to purchase shares by authorizing payroll deductions of up to $2,000 per payroll period. Unless the participating employee has previously withdrawn from the offering, accumulated payroll deductions will be used to purchase shares on the last business day of the offering period at a price equal to 85 percent of the fair market value of the shares on the first business day or the last business day of the offering period, whichever is lower. Under applicable tax rules, an employee may purchase no more than $25,000 worth of ordinary shares, valued at the start of the purchase period, under the ESPP in any calendar year. There is no minimum holding period associated with shares purchased pursuant to this plan. An employee’s purchase rights terminate immediately upon termination of employment.

The Company accounts for employee stock purchases made under its ESPP using the estimate grant date fair value of accounting in accordance with ASC 718, Stock Compensation. The purchase price discount and the look-back feature cause the ESPP to be compensatory and the Company to recognize compensation expense. The compensation cost is recognized on a straight-line basis over the requisite service period. The Company recognized $113,860 and $31,619 of compensation expense for the years ended December 31, 2020 and 2019, respectively. The Company values ESPP shares using the Black-Scholes model.

As of December 31, 2020 and 2019, there were no unrecognized ordinary share compensation expense related to the ESPP. There were 51,905 ordinary shares issued under the ESPP during the year ended December 31, 2020. There were no ordinary shares issued under the ESPP during the year ended December 31, 2019. On January 4, 2021, the Company issued 39,321 ordinary shares to the employees who participated in the ESPP during the offering period ended December 31, 2020.

Share-based Compensation

The compensation cost that has been charged against income for all incentive plans was $3.9 million for the year ended December 31, 2020 and $4.0 million for the year ended December 31, 2019. The conversion of the Performance Awards issued under the 2016 Plan to Time Awards upon IPO under the Amended 2016 Plan was accounted for as a modification where the fair value of such awards determined on a modification date, or the IPO date is being recognized over their remaining vesting period.

Share-Based Award Activity

The following tables of share based activity are based on the historical activity of the continuing and discontinuing operaations of the Company on a combined basis. A summary of option activity granted under the 2016 Plan and the Amended 2016 Plan as of December 31, 2020, and changes during the year then ended is presented below:

2016 Equity Incentive Plan		Weighted	Weighted
		Average	Average
	Number of Shares	Exercise	Contractual
	Time	Price	Term
Outstanding at January 1, 2019	3,015,572	$14.96	7.5 years
Granted	—	—
Exercised	—	—
Expired / Forfeited	(55,686)	$14.95
Outstanding at December 31, 2019	2,959,886	$14.96	6.4 years
Vested Options at December 31, 2019	1,459,005	$14.96	6.4 years
Granted	—	—
Exercised	—	—
Expired / Forfeited	(132,786)	$15.21
Outstanding at December 31, 2020	2,827,100	$14.95	5.4 years
Vested Options at December 31, 2020	2,099,950	$14.95	5.4 years

There were no options granted during 2020 and 2019, respectively, under the 2016 Plan. The intrinsic value of options under the 2016 Plan outstanding at December 31, 2020 and 2019, respectively, was $0. The fair value of options vested under the 2016 Plan during the years ended December 31, 2020 and 2019 were $8,832 and $6,431, respectively.

A summary of option activity granted under the 2018 Plan as of December 31, 2020, and changes during the year then ended is presented below:

2018 Equity Incentive Plan		Weighted	Weighted
		Average	Average
	Number of Shares	Exercise	Contractual
	Time	Price	Term
Outstanding at January 1, 2019	178,600	$7.00	9.8 years
Granted	—	—
Exercised	—	—
Expired / Forfeited	(44,400)	$7.00
Outstanding at December 31, 2019	134,200	$7.00	8.7 years
Vested Options at December 31, 2019	—	0
Granted
Exercised
Expired / Forfeited	(37,800)	$7.00
Outstanding at December 31, 2020	96,400	$7.00
Vested Options at December 31, 2020	—	—	7.7 years

There were no options granted during 2020 and 2019, respectively.

The estimated fair value of the options is expensed over the requisite service period, which is generally the vesting period on a graded vesting basis. As of December 31, 2020 and 2019, there was $0.8 million and $2.2 million of total unrecognized compensation cost related to nonvested options granted under the Incentive Plans. That cost is expected to be recognized over a weighted-average period of 1.3 years and 1.5 years, respectively.

The fair value of option awards is estimated using the Black-Scholes option-pricing model. Exercise price of each award is generally not less than the per share fair value in effect as of that award date. The determination of fair value using the Black-Scholes model is affected by the Company’s share fair value as well as assumptions regarding a number of complex and subjective variables, including expected price volatility, risk-free interest rate and projected employee share option exercise behaviors. There were no options granted during 2020 and 2019, respectively.

For all periods prior to the IPO, our Board of Directors has determined the fair value of the common unit underlying our option with assistance from management and based upon information available at the time of grant. Prior to our IPO, given the absence of a public trading market for our common units, estimating the fair value of our common units was based on the actual operational and financial performance, current business conditions and discounted cash flow projections. The estimated fair value of our common units, prior to our IPO was adjusted for lack of marketability and control existing at the grant date.

Restricted and Performance Stock Units

On May 18, 2020 and May 20, 2020, the Company granted performance stock units (“PSUs”) under its existing 2018 Incentive Plan (the “2018 Plan”) to certain key employees of the Company that gives holders the potential to receive a certain number of earned PSUs at the end of a pre-determined term. Unless earlier terminated, forfeited, relinquished or expired, the earned PSUs will vest in full on the vesting date, subject to the grantee remaining in continuous employment from the date of grant through the vesting date. The vesting date is the third anniversary from the grant date for the PSUs granted on May 18, 2020 and the fifth anniversary from the grant date for the PSUs granted on May 20, 2020. The number of PSUs that become earned PSUs as of the end of the performance period shall be equal to the number of PSUs multiplied by the applicable percentage based on Stock Price Hurdle attainment, as set forth in the PSU Award Agreement and 2018 Plan. The fair value of these market-based awards is estimated on the date of grant using a Monte Carlo simulation model with the following assumptions:

Years Ended
December 31,
2020
Expected volatility	90%
Risk-free interest rate	.21% - .24%
Expected dividend yield	—%
Performance period in years	3.00

The Company estimates its expected volatility by using a combination of historical share price volatilites of similar companies within our industry. The risk-free interest rate assumption is based on observed interest rates for the appropriate term of the Company’s options on a grant date.

As of December 31, 2020 total compensation cost not yet recognized related to unvested PSUs $3.2 million which is expected to be recognized over a weighted average period of 3.0 years.

The following table summarizes the information as of December 31, 2020 and activity during 2020 related to our PSUs:

			Weighted-
		Weighted-	Average Remaining
	Number of	Average Grant	Contractual Term
	PSUs	Date Fair Value	(Years)
Outstanding at January 1, 2020	—	$—	—
PSUs granted	825,997	4.99	—
PSUs vested	—	—	—
PSUs forfeited	(36,198)	4.90	—
Outstanding at December 31, 2020	789,799	$4.99	3.01

During 2020 and 2019 we granted restricted stock units, or RSUs, covering an equal number of our ordinary shares to employees and certain directors with a weighted average grant date fair value of $4.46 and $7.19, respectively. The fair value of RSUs are determined on the date of grant based on the market price of our ordinary shares as of that date. The fair value of the RSUs is recognized ratably over the vesting period of four years for employees and one to three years for directors. As of December 31, 2020 and 2019 total compensation cost not yet recognized related to unvested RSUs was $8.5 million and $8.0 million which is expected to be recognized over a weighted average period of 2.8 years and 3.2 years, respectively.

The following table summarizes the information as of December 31, 2020 and activity during 2020 related to our RSUs:

			Weighted-
		Weighted-	Average Remaining
	Number of	Average Grant	Contractual Term
	RSUs	Date Fair Value	(Years)
Outstanding at January 1, 2019	—	$—	—
RSUs granted	1,486,020	7.19	—
RSUs vested	—	—	—
RSUs forfeited	(51,787)	7.18	—
Outstanding at December 31, 2019	1,434,233	$7.19	3.20
RSUs granted	976,429	4.46	—
RSUs vested	(300,788)	6.73	—
RSUs forfeited	(118,317)	6.07	—
Outstanding at December 31, 2020	1,991,557	$5.99	2.11

2020 Equity Offering

On January 13, 2020 we completed a follow-on equity offering and allotted 6,900,000 ordinary share at a public offering price of $5.00 per share. The number of shares issued in this offering reflected the exercise in full of the underwriters’ option to purchase 900,000 ordinary shares. The aggregate net proceeds from the follow-on offering were approximately $31.8 million after deducting underwriting discounts and commissions and offering expenses. Proceeds from the offering were used for working capital and general corporate purposes.

On July 16, 2020 we completed a follow-on equity offering and allotted 5.0 million ordinary shares. The aggregate proceeds from the follow-on offering were approximately $30.6 million after deducting offering expenses. Proceeds from the offering will be used for working capital and general corporate purposes.

Note 15. Earnings (Loss) per Ordinary Share

Basic net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of shares of ordinary shares outstanding during the period. Diluted net income per ordinary shares is computed by dividing net income by the weighted average number of shares of ordinary shares and potentially dilutive outstanding shares of ordinary shares during the period to reflect the potential dilution that could occur from ordinary shares issuable through contingent share arrangements, share options and warrants.

The following potentially dilutive securities have been excluded from the computation of diluted weighted average shares and units outstanding as they would have been anti-dilutive at December 31, 2020 and 2019:

	Year Ended
	December 31,
	2020	2019
Performance and restricted stock units	2,781,356	1,434,233
Options to purchase ordinary shares	2,923,500	3,093,786
Shares to be purchased through employee stock purchase plan	39,321	29,550

Note 16. Commitments and Contingencies

Contingent Milestone Payments

The Company has entered into strategic business agreements for the development and marketing of finished dosage form pharmaceutical products with various pharmaceutical development companies. Each strategic business agreement includes a future payment schedule for contingent milestone payments and in certain strategic business agreements, minimum royalty payments. The aggregate amount of future potential milestone payments payable in connection with such agreement are currently not material to the Company’s financial statements. The Company will be responsible for contingent milestone payments and minimum royalty payments to these strategic business partners based upon the occurrence of future events. Each strategic business agreement defines the triggering event of its future payment schedule, such as meeting product development progress timelines, successful product testing and validation, successful clinical studies, and various U.S. Food and Drug Administration and other regulatory approvals. The aggregate amount of future potential milestone payments are currently not material to our financial statements.

Royalty Obligations

The Company does not have agreements with third parties that require the Company to make minimum royalty payments.

Supply Agreement Obligations

The Company is engaged in various supply agreements with third parties which obligate the Company to purchase various API or finished products at contractual minimum levels. None of these agreements are individually in the aggregate material to the Company. Further, the Company does not believe at this time that any of the purchase obligations represent levels above that of normal business demands.

The Company has no enforceable and legally binding purchase obligations as of December 31, 2020.

Defined Contribution Plan

Vertical/Trigen and Legacy Osmotica both had a defined contribution plan under Section 401(k) of the Internal Revenue Code ("IRC") as of December 31, 2016 pursuant to the Merger (the "Contribution Plans"). The employees of the respective companies are eligible to participate in the Contribution Plans. Participants may contribute amounts through payroll deductions not to exceed IRC limitations. For the year ended December 31, 2016, the Vertical/Trigen Plan provided for nonelective employer contributions equal to 3% of basic compensation. The separate Contribution Plans were merged into one plan effective January 1, 2017. Effective January 1, 2017, the plan provides for employer matching contributions equal to 100% of each employee's elective deferrals up to 3% of base salary, plus 50% of each employee's elective deferrals between 3% and 5% of base salary. For the years ended December 31, 2020 and 2019, the Company recognized expenses related to its contributions under the Plan of $0.5 million and $1.3 million, respectively.

Legal Proceedings

The Company is a party in legal proceedings and potential claims arising from time to time in the ordinary course of its business. The amount, if any, of ultimate liability with respect to such matters cannot be determined. Despite the inherent uncertainties of litigation, management of the Company believes that the ultimate disposition of such proceedings and exposures will not have a material adverse impact on the financial condition, results of operations, or cash flows of the Company.

On February 16, 2018, the Company received FDA approval for its amantadine extended release tablets under the trade name Osmolex ER. On that same date the Company filed in the Federal District Court for the District of Delaware a Complaint for Declaratory Judgment of Noninfringement of certain patents owned by Adamas Pharmaceuticals, Inc. (Osmotica Pharmaceutical US LLC and Vertical Pharmaceuticals, LLC vs. Adamas Pharmaceuticals, Inc. and Adamas Pharma, LLC). Adamas was served with the Complaint on February 21, 2018. Adamas filed an answer on April 13, 2018 denying the allegations in the Complaint and reserving the ability to raise counterclaims as the litigation progresses. On September 20, 2018, Adamas filed an amended answer to the Company’s Complaint for Declaratory Judgment of Noninfringement, with counterclaims alleging infringement of certain patents included in the Company’s Complaint and requesting that the court grant Adamas damages, injunctive relief and attorneys’ fees. On December 2, 2020, we entered into an agreement to settle the litigation with Adamas. Under the terms of the agreement, both parties agreed to drop their respective claims relating to the patent litigation, and Adamas agreed to acquire the global rights to Osmolex ER from the Company for $7.5 million. The sale of the global rights to Osmolex ER closed in January 2021 at which time the related gain was recorded.

Additionally, in connection with the settlement and the sale of the global rights to Osmolex ER, the parties entered into a supply agreement pursuant to which the Company agreed to supply Adamas with amantadine extended release tablets for a six-year term, subject to possible two-year extensions and customary closing conditions.

On April 30, 2019, the Company was served with a complaint in an action entitled Leo Shumacher, et al., v. Osmotica Pharmaceuticals plc, et al., Superior Court of New Jersey, Somerset County No. SOM-L-000540-19. On May 10, 2019, a Complaint entitled Jeffrey Tello, et al., v. Osmotica Pharmaceuticals plc, et al., Superior Court of New Jersey, Somerset County No. SOM-L-000617-19 was filed in the same court as the Shumacher action. The complaints named the Company, certain of the Company’s directors and officers and the underwriters of the Company’s initial public offering as defendants in putative class actions alleging violations of Sections 11 and 15 of the Securities Act of 1933 related to the disclosures contained in the registration statement and prospectus used for the Company’s initial public offering of ordinary shares. On July 22, 2019, the plaintiffs filed an amended complaint consolidating the two actions, reiterating the previously pled allegations and adding an additional individual defendant. The parties participated in a mediation and reached an agreement in principle to settle the litigation on December 15, 2020. The agreement in principle calls for a payment by the Company of $5.25 million (a portion of which we expect would be covered by applicable insurance) and would fully resolve all claims asserted in the litigation against all defendants named in the litigation, including the Company. No party would admit any wrongdoing as part of the proposed settlement, which was reached to avoid the further cost and distraction of litigation. The agreement in principle contemplates the negotiation and execution of a final settlement agreement. The settlement is also subject to preliminary approval by the Superior Court of New Jersey, notice to the putative class, and subsequent final approval by the Superior Court of New Jersey.

Note 17. Income Taxes

Osmotica Pharmaceuticals plc (formerly known as Lilydale Limited and Osmotica Pharmaceuticals Limited) is an Irish public limited company. Osmotica Holdings S.C.Sp. acquired Osmotica Pharmaceuticals plc on April 30, 2018 for the purpose of facilitating an offering of ordinary shares in an initial public offering. On October 22, 2018, Osmotica Pharmaceuticals plc completed its initial public offering (the “IPO”). Immediately prior to the IPO and prior to the commencement of trading of Osmotica Pharmaceuticals plc’s ordinary shares on the Nasdaq Global Select Market, Osmotica Holdings S.C.Sp. undertook a series of restructuring transactions that resulted in Osmotica Pharmaceuticals plc being the direct parent of Osmotica Holdings S.C.Sp. Osmotica Holdings S.C.Sp. is a Luxembourg special limited partnership, formed on January 28, 2016. Osmotica Holdings US LLC, a subsidiary of Osmotica Holdings S.C.Sp. entered into a fifty‑fifty partnership (the “Merger”), effective February 3, 2016, pursuant to a definitive agreement between Vertical/Trigen Holdings, LLC (“Vertical/Trigen”) and members, and Osmotica Holdings Corp Limited and Subsidiaries. Osmotica Holdings S.C.Sp. and several other holding companies and partnerships were formed as a result of the Merger. Vertical/Trigen Holdings, LLC became a wholly-owned subsidiary of certain U.S. corporations that are directly or indirectly owned by Osmotica Holdings U.S. LLC. These subsidiaries are included in the consolidated financial statements and are designated as C Corp filers for U.S. tax purposes. As such, the activity of Vertical/Trigen Holdings, LLC is subject to federal income tax at the level of its U.S. corporate parents beginning in 2016. In addition, the Company’s foreign entities are subject to income tax in various foreign jurisdictions.

The Company follows the Income Taxes topic of ASC 740, which prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, as well as guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The loss before income taxes and the related tax benefit from continuing operations are as follows (in thousands):

	December 31,	December 31,
	2020	2019
Loss before income taxes
U.S. operations	$(75,325)	$(85,954)
Non-U.S. operations	(19,470)	(46,823)
Total loss before income taxes	(94,795)	(132,777)
Current tax (benefit) provision
Federal	(4,145)	(16,970)
State	232	(592)
Foreign	80	(2,849)
Total current tax (benefit) expenses	(3,833)	(20,411)
Deferred tax benefit
Federal	(1,660)	(5,785)
State	(190)	(719)
Foreign	(99)	689
Total deferred tax benefit	(1,949)	(5,815)
Total benefit for income taxes	$(5,782)	$(26,226)

A reconciliation of the statutory federal income tax rate to the Company’s effective tax rate from continuing operations for the years ended December 31, 2020 and 2019 respectively are as follows:

	December 31,	December 31,
	2020	2019
Federal tax at 21% statutory rate	21.00%	21.00%
State and local income taxes, net of federal benefit	1.15%	2.28%
Differences in tax effects on foreign income	(3.28)%	(4.43)%
Federal tax credits	1.20%	1.32%
Uncertain tax positions	0.83%	0.24%
NOL carryback rate differential	3.46%	0.00%
Tax audit adjustment	(3.26)%	0.00%
Change in valuation allowance	(13.87)%	(1.39)%
Permanent adjustments	(0.6)%	0.21%
Other	(0.50)%	0.48%
Effective tax rate	6.13%	19.71%

Deferred taxes reflect the tax effects of the differences between the amounts recorded as assets and liabilities for financial statement purposes and the comparable amounts recorded for income tax purposes. Significant components of the deferred tax assets (liabilities) from continuing operations at December 31, 2020 and 2019 respectively are as follows (in thousands):

	December 31,	December 31,
	2020	2019
Deferred tax assets:
Accounts receivable	$—	$31
Accrued expenses	5,921	9,535
Inventory	295	243
Investment in partnership	2,393	8,696
Net operating losses	1,285	2,627
Operating lease liabilities	657	1,121
Tax credits	6,486	3,249
Share compensation	1,816	1,399
Intangible assets	19,082	—
Other	3,327	1,685
Less: valuation allowance	(27,811)	(21,216)
Deferred tax liabilities:
Prepaid expenses	(658)	(689)
Property plant & equipment	(3,261)	(3,252)
Operating lease assets	(9,254)	(3,814)
Other	(623)	(1,115)
Total deferred income taxes	$(345)	$(1,500)

Included in the deferred tax balances above is a net deferred tax asset of $14.9 million and deferred tax liability of $4.6 million, respectively for 2020 and 2019 related to the assets and liabilities in Vertical/Trigen Holdings, LLC, which is a partnership for Federal income tax purposes. The Company owns in aggregate 100% of Vertical/Trigen Holdings, LLC and the assets and liabilities of this entity are included in the consolidated financial statements of the Company.

As of December 31, 2020 and 2019, the Company had a federal and state net operating loss carryover of $29.1 million and $2.2 million, respectively and net operating loss carryovers in certain foreign tax jurisdictions of $3.8 million and $9.9 million, respectively which will begin to expire in 2022. At December 31, 2020 and 2019, the Company had total tax credit carryovers of approximately $6.7 million and $4.6 million primarily consisting of Federal Orphan Drug Tax Credit carryovers. These credit carryovers begin to expire in 2035. The Company assesses the realizability of the deferred tax assets at each balance sheet date based on actual and forecasted operating results in order to determine the proper amount, if any, required for a valuation allowance. As of December 31, 2020 and 2019, the Company maintains valuation allowances on deferred tax assets applicable to entities in the United States and foreign jurisdictions for which separate income tax returns are filed, where realization of the related deferred tax assets from future profitable operations is not reasonably assured. In 2020, the valuation allowance increased by $6.6 million.

The Coronavirus Aid Relief, and Economic Security Act (CARES Act) was enacted on March 27, 2020 in the United States. The CARES Act and related notices include several significant provisions, including delaying certain payroll tax payments, mandatory transition tax payments under the Tax Cuts and Jobs Act, and estimated income tax payments that we expect to defer to future periods. The Cares Act provides a five year carryback for losses generated in 2018-2020, The Company incurred losses in the current period that will be carried back to the earliest year, 2015. The loss generated in 2020 will be carried back to a tax year with a higher tax rate providing a benefit of $3.2 million. The impact to the Company’s effective tax rate is 3.8%. The Cares Act made the business interest limitation less restrictive in that it increased the deduction limit for business interest to 50% of adjusted taxable income as well as allowing taxpayers to elect to utilize 2019 adjusted taxable income when computing the limitation in 2020. The Company utilized this clause in the CARES ACT when computing the current period income tax benefit.

The Company files income tax returns in U.S. federal, state and certain international jurisdictions. For federal and certain state income tax purposes, the Company's 2015 through 2018 tax years remain open for examination by the tax authorities under the normal statute of limitations. For certain international income tax purposes, the Company's 2015 through 2019 tax years remain open for examination by the tax authorities under the normal statute of limitations.

Two of the Company’s subsidiaries, Osmotica Pharmaceutical Corp. and Valkyrie Group Holding Inc., finalized audits by the Internal Revenue Service for tax years 2016 and 2017. The Company agreed to an IRS adjustments and correspondingly recorded tax expense of $1.9 million which includes $1.4 million of income tax $0.5 million of interest and penalty expense.

No provision is made for foreign withholding or income taxes associated with the cumulative undistributed earnings of the foreign subsidiaries. Any future foreign withholding or income taxes associated with the undistributed earnings are not anticipated to be material.

A reconciliation was completed of the beginning and ending amounts of unrecognized tax benefits, excluding accrued interest, for December 31, 2020 and 2019. It is not anticipated that the amount of unrecognized tax benefits will materially change in the next 12 months. If recognized, the total amount of unrecognized benefits of $0.2 million would an immaterial impact on the effective tax rate.

	December 31,	December 31,
	2020	2019
Unrecognized tax benefits beginning balance	$2,677	$2,218
Additions related to current period tax positions	171	459
Releases related to prior period tax positions	(2,677)	—
Unrecognized tax benefits ending balance	$171	$2,677

The Company classifies interest expense related to unrecognized tax benefits as components of the tax provision for income taxes. Interest and penalties recognized in the consolidated income statement as of December 31, 2020 resulted in an immaterial amount of interest and penalties as of December 31, 2020 and in a decrease of $0.1 million as of December 31, 2019. As of December 31, 2020 and 2019 the Company has recorded accrued interest of an immaterial amount and $0.2 million, respectively. The current year release of unrecognized tax benefits is due to an accounting method change which eliminated the need for an uncertain tax position.

Note 18. Related Parties

On August 22, 2018, the Company entered into a Master Service Agreement with United Biosource, LLC or UBC, an Avista portfolio company, for prescription processing and patient access services. In November 2018, the Company and UBC entered into a Statement of Work for services through the end of 2019 valued at approximately $2.4 million. During 2019, we amended the initial Statement of Work to add approximately $275,000 of additional services for 2019. On January 1, 2020, we entered into an additional Statement of Work for services during 2020 valued at approximately $1.7 million. The Company had accrued $0.2 million of liabilities related to this agreement as of December 31, 2020 and had recognized $1.0 million of related expense for the year ended December 31, 2020. The Company had accrued less than $0.1 million of liabilities related to this agreement as of December 31, 2019 and had recognized $1.9 million of related expense for the year ended December 31, 2019.